Exhibit 23.1

The accompanying financial statements give effect to a one-for-three reverse stock split of Phillips Edison & Company, Inc. and subsidiaries, which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the one-for-three reverse stock split of Phillips Edison & Company, Inc. and subsidiaries described in Note 1 to the financial statements, assuming that from March 12, 2021 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
June 21, 2021

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-255846 on Form S-11 of our report dated March 12, 2021 (               , as to the effects of the one-for-three reverse stock split described in Note 1), relating to the financial statements of Phillips Edison & Company, Inc. and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.